WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                           -------------------------------------------  ----------------

                             1994     1995     1996     1997     1998     1998     1999
                           -------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost           $  80,807   77,237  103,338  136,929  145,579  110,465   97,727
 One-third rent
  expense                    5,227    5,976    6,906    7,535    8,075    6,032    5,932
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  86,034   83,213  110,244  144,464  153,654  116,497  103,659
                           =======  =======  =======  =======  =======  =======  =======


Add (Deduct):
 Earnings before
  income taxes           $ 288,923  823,804  306,086  111,263  132,783  122,134  282,986
 Interest capitalized       (9,294)  (6,187) (10,534) (19,939) (13,589) (12,513)  (2,290)
                           -------  -------  -------  -------  -------  -------  -------



Earnings for
 Fixed Charges           $ 365,663  900,830  405,796  235,788  272,848  226,118  384,355
                           =======  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             4.25    10.83     3.68     1.63     1.78     1.94     3.71
                           =======  =======  =======  =======  =======  =======  =======

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